Exhibit 10.4

SEPARATION AND GENERAL RELEASE AGREEMENT

This SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement”), dated as of October 24, 2007 (the “Effective Date”), is entered into by and between Ashworth, Inc., a Delaware corporation (the “Company”), and Peter M. Weil (“Weil”).

RECITALS

A. Weil currently serves as the Company’s Chief Executive Officer and a Director of the Company. Pursuant to this Agreement, Weil’s employment by the Company will end, and Weil will resign as a Director of the Company.

B. The Company desires to engage Weil to provide consulting services to the Company pursuant to this Agreement and Weil desires to provide such consulting services to the Company pursuant to this Agreement.

C. The Company and Weil desire to enter into an agreement setting forth various terms and conditions in connection with the ending of Weil’s employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	Resignation.

Consistent with the Resignation (in the form attached hereto as Exhibit A) that Weil has executed and delivered concurrently with this Agreement, the term of Weil’s employment with the Company and tenure on the Company’s Board of Directors is hereby terminated. Weil shall not receive a bonus for fiscal year 2007, but will be paid for all accrued and unused vacation as of the Effective Date. The Company shall also reimburse Weil for all reasonable business expenses incurred on or before the Effective Date that are reimbursable in accordance with Company policy within 30 days after Weil’s submission of a properly documented request for the same.

2.	Consulting Services.

After the Effective Date, on reasonable notice and subject to Weil’s availability, Weil shall provide such consulting services as are reasonably requested by the Company and that are commensurate with his prior position with the Company (the “Consulting Services”). The Consulting Services shall include Weil remaining available to work on designated projects and assignments for up to 10 days during the 90 days following the Effective Date. In providing the Consulting Services, Weil shall report to the Chief Executive Officer of the Company and/or such individual or individuals as the Chairman of the Board of Directors shall designate. Weil shall not be entitled to any compensation for the consulting services beyond the payments, if any, pursuant to Section 3. In providing the Consulting Services, Weil expressly agrees that he is an independent contractor and shall not be considered to be an employee or agent of the Company in any matter under any circumstances or for any purposes whatsoever. The Company shall not provide Weil with any benefits, including pension, retirement, or any kind of insurance benefits, including workers’ compensation insurance, on account of the Consulting Services; provided, however, that the Company will reimburse Weil for all out-of-pocket expenses reasonably incurred (and consistent with Company policies for its executives) in connection with such consulting services.

3.	Severance.

Provided that Weil signs and delivers to the Company concurrently with this Agreement (and thereafter does not revoke) a Release of Claims in the form set forth on Exhibit B hereto, Weil shall be entitled to receive the severance payment set forth in Section 9 of his employment agreement with the Company dated November 27, 2006 (the “Employment Agreement”), which aggregate severance payment of $400,000 shall be paid as follows: $100,000 on January 2, 2008, with the balance of $300,000 paid in 19 equal semi-monthly installments on the 15th and last day of every month. Applicable tax witholdings shall be made in accordance with law.

4.	Cooperation; Covenants.

(a) If requested as part of the Consulting Services, Weil will cooperate and assist the Company in any and all ongoing matters and in transitioning his duties, and Weil shall use his best efforts to transition his duties and responsibilities to such individual or individuals as the Chairman of the Company’s Board of Directors shall designate.

(b) Weil hereby reaffirms his obligation to adhere to the confidentiality provisions of the Employment Agreement. Weil agrees and acknowledges that said confidentiality provisions will remain in effect during his consulting assignment and thereafter.

(c) On the Effective Date, Weil shall return to the Company all of the Company’s property, documents, books, records, reports, contracts, lists, computer disks (or other computer-generated files or data) or copies thereof created on any medium, prepared or obtained by him in the course of or incident to Weil’s employment with the Company.

(d) Upon the termination of his consulting assignment, Weil agrees to return to the Company all of the Company’s property, documents, books, records, reports, contracts, lists, computer disks (or other computer-generated files or data) or copies thereof created on any medium, prepared or obtained by him in the course of or incident to the provision of the Consulting Services.

(e) Weil agrees that during the period of his consulting and until and for a period of one year following the Effective Date, he will not, directly or indirectly, provide services, whether as an employee, consultant, director, independent contractor, agent, owner or partner, to any person, company or division that, as its primary business, designs and produces headwear or golf-inspired apparel (such as Cutter & Buck, Adidas Golf, Nike Golf, Fidra, Greg Norman, Perry Ellis Golf, Fairway and Greene, UnderArmour Golf, Sport Haley, E.P. Pro, Gear Golf, Tahama Legends Golf, Antigua, Ben Hogan Apparel, Fila Golf, Oxford Gold, Ahead, Imperial, Pukka Headwear and Titleist); provided, however, that Weil’s passive investment of up to five percent (5%) of the outstanding voting securities or similar equity interest in a publicly held entity shall not be deemed a breach of this Agreement. The parties intend this provision to be enforceable under the “inevitable disclosure” doctrine given Weil’s knowledge of the Company’s future plans.

(f) Weil hereby agrees that, until and for a period of two years following the Effective Date, he will not directly or indirectly (a) solicit, induce, or attempt to influence any person or business that is an account, customer or client of the Company or any subsidiary to restrict or cancel the business of any such account, customer or client with the Company or any subsidiary, or (b) solicit on his behalf, or on behalf of a third party, any then-current employee or sales representative of the Company or its subsidiaries or affiliates, to leave his or her employment with or sales representation of the Company or its subsidiaries or affiliates; provided, however, that nothing herein shall be deemed to prohibit a general employment solicitation directed at the public. This provision does not prohibit Weil, in his capacity as an officer, director or employee of a company, from soliciting business from a customer of the Company.

(g) Weil agrees that he will not make, and will not induce or cause any other person or entity to make, any statement that is disparaging of the Company or any of its affiliates, or any of their respective directors, employees or distributors (except to the extent necessary to respond truthfully to any inquiry from applicable regulatory authorities or to provide information pursuant to legal process).

5.	Equity Compensation.

Provided that Weil signs and delivers to the Company currently with this Agreement (and thereafter does not revoke) a Release of Claims in the form set forth on Exhibit B hereto, (i) Weil’s stock options issued under the Company’s 2000 Equity Incentive Plan (the “Equity Plan”) shall, pursuant to the terms and conditions of the Equity Plan and Weil’s Stock Option Award Agreements, be exercisable by Weil for an extended period of one year following the Effective Date and (ii) all of Weil’s unvested options shall be accelerated and shall vest as of the expiration of the seven-day revocation period described in the Release of Claims. Weil hereby acknowledges and agrees that (i) the extension pursuant to this Section 5 of the exercise period of incentive stock options held by him will cause such incentive stock options to cease to be qualified as such, and such options will thereafter be treated as non-qualified stock options for all purposes, including tax purposes, and (ii) Weil shall have the sole responsibility for additional payments, tax or otherwise, owed by him as a result of such options ceasing to qualify as incentive stock options. Notwithstanding the foregoing, in the event Weil breaches any of his obligations under Section 4(e) or 4(f) prior to the first anniversary of the Effective Date, then, in addition to all other remedies at law available to the Company, the exercise period for Weil’s stock options under the Equity Plan shall automatically end on the later of (a) 180 calendar days after the Effective Date, or (b) one day after Weil’s breach of either of the above-specified Sections.

6.	COBRA.

After the Effective Date, in accordance with federal and state COBRA regulations, if currently enrolled in the Company’s group medical coverage, Weil will be offered the opportunity to continue such coverage at Weil’s own expense. The Company will not pay any COBRA premiums for or on behalf of Weil.

7.	No Claims Filed.

Weil represents that he has not filed any complaints, charges or lawsuits against the Company or against (1) any current or former officers, directors, shareholders, employees and agents of the Company, (2) any current or former affiliate or related entity of the Company (including subsidiaries and divisions), or (3) the current or former officers, directors, shareholders, employees and agents of said affiliates or related entities (including subsidiaries and divisions), that he will not file any lawsuit or claim against any of these entities or persons at any time hereafter for any event occurring prior to the date of this Agreement, and that if any court assumes jurisdiction of any lawsuit or claim against any of these entities or persons on behalf of Weil, he will promptly request that the matter be dismissed with prejudice. This provision does not affect Weil’s right to file a charge or complaint with the Equal Employment Opportunity Commission, nor does it affect his statutory right to indemnification from the Company.

8.	Release.

(a) As a material inducement for Company to enter into this Agreement, Weil hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and all of its current and former subsidiaries, affiliates, divisions, successors, predecessors, related entities, assigns, owners, stockholders, partners, directors, officers, employees, agents, representatives, attorneys and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), from any and all known charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever (“Claim” or “Claims”) which Weil now has, owns or holds, or claims to have, own or hold, or which Weil at any time heretofore had, owned or held, or claimed to have had, owned or held, or which Weil at any time hereafter may have, own or hold, or claim to have, own or hold, against any of the Releasees relating to any event, act or omission that has occurred as of or prior to the date of this Agreement. This Release shall not apply to any of the Company’s obligations under the terms of this Agreement, to the Company’s obligations to Weil under any 401(k) or pension plan, to the Company’s obligation to indemnify Weil under its Certificate of Incorporation, its Bylaws, applicable law and/or contract or to any claim that may not be released as a matter of law.

(b) As a material inducement for Weil to enter into this Agreement, the Company hereby irrevocably and unconditionally releases, acquits and forever discharges Weil and all of his current and former attorneys, agents, representatives, successors and assigns, and all persons acting by, through, under or in concert with any of them (collectively “Weil Releasees”), from any and all known Claims which the Company now has, owns or holds, or claims to have, own or hold, or which the Company at any time heretofore had, owned or held, or claimed to have had, owned or held, or which the Company at any time hereafter may have, own or hold, or claim to have, own or hold, against any of the Weil Releasees relating to any event, act or omission that has occurred as of or prior to the Effective Date. This Release shall not apply to any of Weil’s obligations under the terms of this Agreement or any law or contract relating to the Company’s indemnification of Weil.

9.	Waiver of Age Discrimination Claims.

This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f). The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:

(a) Weil acknowledges and agrees that he has read and understands the terms of this Agreement, and that his release of claims includes any and all claims arising under the Age Discrimination in Employment Act.

(b) Weil acknowledges that this Agreement advises him in writing that he may consult with an attorney before executing this Agreement, and that he has obtained and considered such legal counsel as he deems necessary or appropriate, such that he is entering into this Agreement freely, knowingly and voluntarily.

(c) Weil acknowledges that he has been given 21 days in which to consider whether or not to enter into this Agreement. Weil understands that, at his option, he may elect not to use the full 21-day period.

(d) Weil shall have seven days after signing this Agreement to revoke this Agreement. This Agreement will not become effective until the expiration of the revocation period. Weil acknowledges and agrees that any revocation of this Agreement must be in writing and received by the Company’s Secretary no later than 5:00 p.m. on the seventh day in order to be effective. If Weil does not revoke acceptance within the seven-day period, this Agreement will become fully effective and enforceable on the eighth day after the Agreement is signed.

(e) Weil does not waive or release any rights or claims that he may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement. Weil also is not waiving his right to file a complaint or charge with the EEOC (including a challenge to the validity of this Agreement) or participate in any investigation or proceeding conducted by the EEOC.

10.	No Assignments or Transfers of Claims.

Weil and the Company each represent that he or it, as applicable, has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof, or interest therein, and each agrees to indemnify, defend and hold Releasees or Weil Releasees, as relevant, harmless from and against any and all Claims, based on or arising out of any such assignment or transfer, or purported assignment or transfer of any Claims or any portion thereof or interest therein.

11.	Tax Liability.

Weil represents and warrants that neither the Company nor its attorneys nor anyone affiliated with the Company has made any representations regarding taxes, including the taxability of the severance payments and stock options pursuant to Sections 3 and 5, and Weil has not relied upon any such representation in entering into this Agreement. Weil further represents and warrants that he shall be solely responsible for the payment of any and all federal, state and local taxes which may become due, if any, as a result of such severance payments or stock options. Weil shall hold the Company harmless from and indemnify it for the payment of any taxes (including interest) or penalties, and any costs or attorneys’ fees related to such payment, if any, that may be asserted against it by any government agency at any time as a result of such severance payments or stock options.

12.	No Amounts Owing.

Weil acknowledges and agrees that no compensation is or will be due to him from the Company, other than as expressly set forth herein.

13.	Waiver of Future Employment.

Weil agrees that he will not knowingly apply for or seek employment with the Company or any subsidiary or affiliated companies. Weil further agrees that neither the Company nor any of its subsidiaries or affiliated companies is obligated to offer employment to Weil, regardless of the circumstances, at any time in the future.

14.	Confidential, Trade Secret and Proprietary Information.

Without limiting the provisions of Section 4(b), Weil shall not publish, disclose, or utilize any proprietary, trade secret or other confidential information belonging to the Company or any third party doing business with the Company that Weil obtained in the course or scope of his employment with the Company. Weil acknowledges that the Company’s proprietary, trade secret and confidential information specifically includes, but is not limited to, the following non-public information: pricing information, customer buying and selling habits and special needs, confidential customer and vendor contact information, customer lease expiration, customer credit information, the Company’s proprietary software, accounting records, marketing strategies, business plans, unique methods and procedures regarding pricing and advertising, employee personnel information, purchasing and leasing guidelines, collection procedures and payment histories.

15.	Miscellaneous.

(a) No Third-Party Beneficiaries; Binding Effect. Except as provided herein, this Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns. This Agreement shall be binding upon the Company and Weil and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Releasees.

(b) Entire Agreement. This Agreement (including the documents referred to in this Agreement) constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they are related in any way to the subject matter hereof.

(c) Assignment. This Agreement and the rights and duties hereunder are personal to Weil and shall not be assigned, delegated, transferred, pledged or sold by Weil without the prior written consent of the Company.

(d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

(e) Notice. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (1) delivered personally to the party to whom the same is directed, or (2) sent registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight courier addressed as follows:

If to Weil:	to his address of residence
in the records of the Company
If to the Company:	Ashworth, Inc.
2765 Loker Avenue West
Carlsbad, California 92010
Attention: Secretary

or to such other address as any such party may from time to time specify by notice to the other party. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally or (ii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid or by nationally recognized overnight courier.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(g) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties. No waiver by any party of any default, misrepresentation or breach of warranty or covenant of this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant of this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(h) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(i) Expenses. Each of the parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement. Notwithstanding the foregoing, the parties agree that, in the event either party breaches any provision of this Agreement, the breaching party shall pay all costs and actual attorney’s fees and expenses incurred by the other party in conjunction with enforcement of this Agreement to the extent permitted by law.

(j) Construction. The language of this Agreement shall be interpreted simply and in accordance with its plain meaning. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise expressly provided in this Agreement, any agreement, instrument or statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless the context clearly requires otherwise, references to Sections are to the Sections of this Agreement.

(k) Arbitration. The Company and Weil agree that any dispute regarding the application, interpretation or breach of this Agreement (including, but not limited to, any alleged misrepresentation made herein) will be subject to final and binding arbitration before JAMS/Endispute of Orange County, California pursuant to the then existing JAMS rules applicable to any such dispute. Any resolution, opinion or order of JAMS/Endispute may be entered as a judgment of a court of competent jurisdiction. This Agreement shall be admissible in any proceeding to enforce its terms.

(l) Weil’s Acknowledgment. Weil acknowledges (1) that he has consulted with independent counsel of his own choice concerning this Agreement (including without limitation all of the tax implications to Weil) and has been advised to do so by the Company, and (2) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ASHWORTH, INC.
By: /s/ David M. Meyer
David M. Meyer
Chairman of the Board

PETER M. WEIL

/s/ Peter M. Weil

EXHIBIT A

RESIGNATION

Date: October 24, 2007
To: Board of Directors
Ashworth, Inc.
From: Peter M. Weil
Subject: Resignation

This letter is to confirm my irrevocable resignation as a director and officer of Ashworth, Inc. (the “Company”), effective as of the date hereof, together with all other director, employment and trustee positions held with the Company and any of its subsidiaries or with their respective employee plans.

I further confirm that my resignation is not a result of any disagreement with the Company as to the Company’s operations, policies or practices.

/s/ Peter M. Weil
Peter M. Weil

EXHIBIT B

RELEASE OF CLAIMS

October 24, 2007

1. For valuable consideration, I irrevocably release Ashworth, Inc. (“Ashworth”) and its subsidiaries, and their respective affiliates, directors, officers, agents and employees from any and all known causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that I ever had or now have as of the time that I sign this Release which relate to or arise out of my hiring, employment with or termination of my employment with Ashworth. The claims released include, but are not limited to, any and all claims arising from or related to my employment with Ashworth and/or its affiliates, such as claims arising under Title VII of the Civil Rights Act of 1964 (as amended), the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right I have to benefits under an ERISA Plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. This Release is not intended to, and does not, encompass (i) any right to compensation or benefits that I have under my Separation and General Release Agreement with Ashworth, (ii) any claims I may have for workers’ compensation benefits, (iii) any claims related to my COBRA rights, (iv) any rights I may have to indemnification, and (v) any claims that may not be waived as a matter of law.

2. I represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release.

3. I acknowledge that Ashworth has given me 21 days in which to consider this Release and advised me to consult an attorney about it. I further acknowledge that once I execute this Release, I will have an additional seven days in which to revoke my acceptance of this Release by means of a written notice of revocation given to the Secretary. This Release will not be final and effective until the expiration of this revocation period.

Dated:	October 24, 2007	Signed: /s/ Peter M. Weil

Peter M. Weil